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                                  EXHIBIT 12.1

                               DEX MEDIA EAST LLC


                       RATIO OF EARNINGS TO FIXED CHARGES


                                              Predecessor                          Dex Media East LLC
                              ----------------------------------------------  ----------------------------
                                                                Period from    Period from
                                                                January 1 to  November 9 to    Year Ended
                                   Year ended December 31,       November 8,   December 31,   December 31,
                              --------------------------------  ------------  -------------   ------------
(Dollars in thousands)          1999        2000        2001        2002           2002           2003
--------------------------    --------    --------    --------  ------------  -------------   ------------
Income before income taxes    $144,165    $221,058    $268,847    $263,722       $(46,983)      $(68,415)
Interest expense               126,596     124,952     112,944      87,165         27,795        198,265
Interest factor on rentals(a)    2,800       2,556       3,063       1,502            476          2,404
                              --------    --------    --------    --------       --------       --------
Earnings available for fixed
  charges                     $273,561    $348,566    $384,854    $352,389       $(18,712)      $132,254
                              ========    ========    ========    ========       ========       ========

Interest expense              $126,596    $124,952    $112,944    $ 87,165       $ 27,795       $198,265
Interest factor on rentals(a)    2,800       2,556       3,063       1,502            476          2,404
                              --------    --------    --------    --------       --------       --------
Fixed charges                 $129,396    $127,508    $116,007    $ 88,667       $ 28,271       $200,669
                              ========    ========    ========    ========       ========       ========

Ratio of earnings to fixed
  charges                         2.1x        2.7x        3.3x        4.0x             --           0.7x

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings include pre-tax income from continuing operations and fixed charges include interest, whether expensed or capitalized, and an estimate of interest within rental expense.

(a) The Company uses one-third of rental expense as an estimation of the interest factor on its rental expense.



                     RATIO OF TOTAL DEBT TO OWNER'S EQUITY

            (dollars in thousands)                   As of December 31, 2003
                                                     -----------------------
            Total Debt                                      $2,141,113
            Owner's Equity                                  $  440,358
            Ratio of Total Debt to Owner's Equity                  4.9

The ratio of total debt to owner's equity is computed by dividing total debt by owner's equity.